EXHIBIT 99.1
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Rodger W. Smith, 1-800-451-1294
FOR IMMEDIATE RELEASE
Callon Petroleum Company Increases 2006 Fourth Quarter Production Guidance, Issues 2007 Production Guidance, Updates Drilling Activity, Hedging Positions
     Natchez, MS (January 17, 2007)—Callon Petroleum Company (NYSE: CPE) today increased its guidance for the fourth quarter 2006 and issued production guidance for the first quarter and full year 2007. Also, the company released for 2007 its current hedging positions, capital expenditure plans and issued an update on drilling activity.
     2006 Fourth Quarter Production Guidance — The company announced it has increased production guidance for the fourth quarter of 2006 from the previously announced range of 51 to 55 million cubic feet of natural gas equivalent (MMcfe) per day to an estimated 55 to 57 MMcfe per day.
     2007 Production Guidance — Production is estimated to increase approximately 15% from 2006 to 2007. For the first quarter production is anticipated to be in the range of 62 to 65 MMcfe per day and for the full year 62 to 67 MMcfe per day. Production is expected to be 70% natural gas for the first quarter and 72% natural gas for the full year.
     2007 Hedging Positions — The company has hedged approximately 40% of its estimated natural gas production for 2007, using costless collars with an $8.00 floor and a $12.70 ceiling per million British thermal units (MMbtu). The hedged volumes are 1,800 MMbtu per quarter for 2007. Approximately 55% of the company’s 2007 estimated crude oil production is hedged using costless collars with a $65.00 floor and an $88.75 ceiling per barrel. The hedged crude oil volumes are 150,000 barrels of oil per quarter for 2007.
     2007 Capital Expenditure Plans — Callon’s Board of Directors has approved a 2007 capital expenditure budget of $125 million. The company anticipates that cash flow generated during 2007 will fully fund this budget.
Drilling Activity
     Since Callon’s last conference call in November 2006, four wells have reached total depth. The company was unsuccessful at its Midway, DeMont and West Cameron Block 162 prospects. In addition, although the Norman Prospect in Garden Banks Block 434 was not a discovery, Callon does not believe it condemns the Trade Winds play, or even the Norman Prospect itself. The partners are incorporating the findings into the sub-surface and seismic velocity models to evaluate future exploration potential.
     For the year 2006, the company drilled a total of 17 wells resulting in eight discoveries. Additionally, one of the unsuccessful wells, Bob North, was abandoned before reaching total depth. Planning is underway to re-drill the Bob North Prospect, located on Mississippi Canyon Block 860, which should occur during the second quarter of this year. The company owns a 3.3% working interest.
     The company is currently drilling two wells. The Mud Island Prospect in Cameron Parish, Louisiana, is being drilled to a lower Miocene target which was generated as part of Callon’s Louisiana Transition Zone initiative. The well will be drilled to 18,500 feet TVD and it is anticipated that it will reach its objective during the first quarter of this year. Callon owns a 23.5% working interest. The company is drilling a second development well on High Island Block 130. The #2 well is drilling toward a proposed total depth of 17,185 feet and will be testing additional potential below the current producing interval. The company owns an 11.7% working interest.
     Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.
     It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

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